EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
October 26, 2021	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Third Quarter and First Nine Months of 2021

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the third quarter and first nine months of 2021. Earnings for the third quarter of 2021 were $92.2 million, or $0.71 per diluted share, as compared to earnings of $103.8 million, or $0.80 per diluted share, for the third quarter of 2020. Earnings for the first nine months of 2021 were $293.9 million, or $2.27 per diluted share, as compared to earnings of $196.7 million, or $1.68 per diluted share, for the first nine months of 2020.

Third quarter 2021 results produced annualized returns on average assets, average equity and average tangible equity, a non-GAAP measure, of 1.33%, 8.23% and 14.03%, respectively, compared to annualized returns on average assets, average equity and average tangible equity of 1.56%, 9.68% and 16.94%, respectively, for the third quarter of 2020. For the first nine months of 2021, United’s annualized returns on average assets, average equity and average tangible equity were 1.46%, 8.95% and 15.36%, respectively, compared to annualized returns on average assets, average equity and average tangible equity of 1.12%, 6.85% and 12.19%, respectively, for the first nine months of 2020.

“Our earnings continued to be strong in the third quarter of 2021 as we earned net income of $92.2 million, diluted earnings per share of $0.71 and delivered an annualized return on average assets of 1.33%,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Additionally, credit quality metrics remain strong with nonperforming assets decreasing approximately 31% from December 31, 2020 to $107.0 million, representing 0.39% of total assets, at September 30, 2021.”

United previously announced that it entered into a definitive merger agreement with Community Bankers Trust Corporation (“Community Bankers Trust”). Under the merger agreement, United will acquire 100% of the outstanding shares of Community Bankers Trust in exchange for common shares of United. The combined organization will be approximately $29 billion in assets with nearly 250 locations in some of the most desirable banking markets in the nation. All requisite regulatory approvals for the merger have been received from the Board of Governors of the Federal Reserve System and from the Virginia State Corporation Commission. The merger is expected to close in the fourth quarter of 2021, subject to satisfaction of customary closing conditions including approval by the shareholders of Community Bankers Trust.

As a result of the acquisition of Carolina Financial Corporation (“Carolina Financial”) on May 1, 2020, the first nine months of 2021 reflected higher average balances, income, and expense as compared to the first nine months of 2020. In addition, the third quarter and first nine months of 2020 included merger-related expenses of $5.7 million and $53.7 million, respectively, associated with the acquisition of Carolina Financial compared to $845 thousand and $1.0 million of merger-related expenses incurred in the third quarter and first nine months of 2021, respectively, related to the announced Community Bankers Trust acquisition.

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October 26, 2021

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Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2021 was $181.6 million, which was a decrease of $4.1 million, or 2%, from the third quarter of 2020. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the third quarter of 2021 decreased $4.1 million, or 2%, from the third quarter of 2020 to $182.6 million. The decrease in net interest income and tax-equivalent net interest income was primarily due to a change in the mix of interest earning assets. A decrease in interest income due to the mix of interest earning assets as well as lower loan accretion on acquired loans was partially offset by lower interest expense on deposits and borrowings reflecting a decline in market interest rates and higher loan fee income from the Paycheck Protection Program (“PPP”). The net interest spread for the third quarter of 2021 decreased 10 basis points from the third quarter of 2020 due to a 41 basis point decrease in the average yield on earning assets partially offset by a 31 basis point decrease in the average cost of funds. Average earning assets for the third quarter of 2021 increased $937.4 million, or 4%, from the third quarter of 2020 due to a $1.9 billion increase in average short-term investments and a $563.2 million increase in average investment securities, partially offset by a $1.5 billion decrease in average net loans and loans held for sale mainly driven by a decline in PPP loan balances. Loan accretion on acquired loans was $8.2 million and $11.7 million for the third quarter of 2021 and 2020, respectively, a decrease of $3.5 million. Net PPP loan fee income of $7.8 million was recognized in the third quarter of 2021 driven primarily by loan forgiveness, as compared to $4.8 million for the third quarter of 2020. The net interest margin of 2.98% for the third quarter of 2021 was a decrease of 20 basis points from the net interest margin of 3.18% for the third quarter of 2020.

Net interest income for the first nine months of 2021 was $559.1 million, which was an increase of $61.3 million, or 12%, from the first nine months of 2020. Tax-equivalent net interest income for the first nine months of 2021 was $562.2 million, an increase of $61.6 million, or 12%, from the first nine months of 2020. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets from the Carolina Financial acquisition and PPP loans as well as lower interest expense on deposits and borrowings. Average earning assets for the first nine months of 2021 increased $3.1 billion, or 15%, from the first nine months of 2020 due to a $1.6 billion increase in average short-term investments, a $989.3 million increase in average net loans and loans held for sale and a $558.5 million increase in average investment securities. The net interest spread for the first nine months of 2021 increased 11 basis points from the first nine months of 2020 due to a 54 basis point decrease in the average cost of funds partially offset by a 43 basis point decrease in the average yield on earning assets. Net PPP loan fee income of $28.2 million was recognized in the first nine months of 2021 driven primarily by loan forgiveness, as compared to $9.3 million for the first nine months of 2020. Loan accretion on acquired loans was $27.6 million and $30.8 million for the first nine months of 2021 and 2020, respectively, a decrease of $3.2 million. The net interest margin of 3.14% for the first nine months of 2021 was a decrease of 7 basis points from the net interest margin of 3.21% for the first nine months of 2020.

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On a linked-quarter basis, net interest income for the third quarter of 2021 decreased $4.9 million, or 3%, from the second quarter of 2021. Tax-equivalent net interest income for the third quarter of 2021 decreased $5.0 million, or 3%, from the second quarter of 2021. The net interest spread for the third quarter of 2021 of 2.83% decreased 15 basis points from the second quarter of 2021 due to a 19 basis point decrease in the average yield on earning assets partially offset by a 4 basis point decrease in the average cost of funds. Average earning assets increased approximately $394.6 million, or 2%, from the second quarter of 2021 due to increases in average short-term investments of $919.7 million and average investment securities of $111.6 million partially offset by a decrease in average net loans and loans held for sale of $636.6 million mainly driven by a decline in PPP loan balances. Net PPP loan fee income for the third quarter of 2021 decreased $1.2 million from the second quarter of 2021 to $7.8 million. Loan accretion on acquired loans decreased $1.5 million from the second quarter of 2021 to $8.2 million for the third quarter of 2021. The net interest margin of 2.98% for the third quarter of 2021 was a decrease of 16 basis points from the net interest margin of 3.14% for the second quarter of 2021.

Credit Quality

United’s asset quality continues to be sound. At September 30, 2021, nonperforming loans were $90.3 million, or 0.54% of loans & leases, net of unearned income, down from $132.2 million, or 0.75% of loans & leases, net of unearned income, at December 31, 2020. Total nonperforming assets of $107.0 million, including other real estate owned (“OREO”) of $16.7 million at September 30, 2021, represented 0.39% of total assets as compared to nonperforming assets of $154.8 million, including OREO of $22.6 million, or 0.59% of total assets at December 31, 2020.

The provision for credit losses was a net benefit of $7.8 million and $16.6 million for the third quarter and first nine months of 2021, respectively, while the provision for credit losses was an expense of $16.8 million and $89.8 million, respectively, for the third quarter and first nine months of 2020. The first nine months of 2020 included a provision for loan losses of $29.0 million recorded on purchased non-credit deteriorated (“non-PCD”) loans from Carolina Financial. The decrease in the provision in relation to the prior year quarter and first nine months of 2020 was also driven by the impact of better performance trends within the loan portfolio and improvements in the reasonable and supportable forecasts of future macroeconomic conditions on the estimate of expected credit losses under CECL. On a linked-quarter basis, the provision for credit losses for the third quarter of 2021 was a net benefit of $7.8 million compared to a net benefit of $8.9 million for the second quarter of 2021.

As of September 30, 2021, the allowance for loan losses was $210.9 million, or 1.26% of loans & leases, net of unearned income, as compared to $235.8 million, or 1.34% of loans & leases, net of unearned income, at December 31, 2020. Net recoveries were $1.2 million for the third quarter of 2021 compared to net charge-offs of $5.6 million for the third quarter of 2020. Net charge-offs were $8.6 million for the first nine months of 2021 compared to net charge-offs of $16.7 million for the first nine months of 2020. Annualized net (recoveries) charge-offs as a percentage of average loans & leases, net of unearned income were (0.03)% and 0.07% for the third quarter and first nine months of 2021, respectively, compared to annualized net charge-offs of 0.12% and 0.13% for the third quarter and first nine months of 2020. Net charge-offs were $5.2 million for the second quarter of 2021.

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October 26, 2021

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Noninterest Income

Noninterest income for the third quarter of 2021 was $68.6 million, which was a decrease of $66.8 million, or 49%, from the third quarter of 2020 primarily driven by a $67.4 million decrease in income from mortgage banking activities due primarily to lower mortgage loan origination and sale volume and the mark-to-market impact of a declining locked pipeline. The third quarter of 2020 also included a $2.2 million gain on the sale of a bank premises. Partially offsetting the decreases in noninterest income were increases in fees from brokerage services of $817 thousand, fees from trust services of $695 thousand and fees from deposit services of $568 thousand.

Noninterest income for the first nine months of 2021 was $224.0 million, which was a decrease of $36.6 million, or 14%, from the first nine months of 2020. The decrease was driven primarily by a $51.0 million decrease in income from mortgage banking activities due primarily to the mark-to-market impact of a declining locked pipeline although originations and sales of mortgage loans in the secondary market increased. Mortgage loan servicing income for the first nine months of 2021 was $7.2 million compared to $3.9 million for the first nine months of 2020 as a result of the Carolina Financial acquisition. The first nine months of 2021 also included fees from deposit services of $28.2 million, an increase of $2.8 million from the first nine months of 2020, fees from trust services of $12.2 million, an increase of $1.9 million from the first nine months of 2020 and fees from brokerage services of $11.9 million, an increase of $3.2 million from the first nine months of 2020.

On a linked-quarter basis, noninterest income for the third quarter of 2021 increased $5.8 million, or 9%, from the second quarter of 2021 primarily due to an increase of $5.1 million in income from mortgage banking activities due primarily to a higher loan pipeline valuation. Income from bank-owned life insurance (BOLI) for the third quarter of 2021 was $2.6 million, an increase of $898 thousand from the linked quarter primarily due to the recognition of death benefits. Fees from deposit services for the third quarter of 2021 were $9.9 million, an increase of $492 thousand from the linked quarter.

Noninterest Expense

Noninterest expense for the third quarter of 2021 was $142.3 million, a decrease of $29.3 million, or 17%, from the third quarter of 2020, primarily due to a decrease of $17.0 million in employee compensation due to lower employee incentives and commissions related to mortgage banking production as well as a lower employee headcount. The third quarter of 2020 also included $10.4 million in prepayment penalties on the early payoff of three long-term FHLB advances.

Noninterest expense for the first nine months of 2021 was $430.2 million, an increase of $8.1 million, or 2%, from the first nine months of 2020. Employee compensation increased $10.8 million from the first nine months of 2020 primarily due to the Carolina Financial acquisition. Additionally, noninterest expense increased from the first nine months of 2020 due to increases of $6.3 million in employee benefits, $4.7 million in equipment expense, $4.1 million in mortgage loan servicing expense and impairment, $1.7 million in OREO expense and $1.1 million in net occupancy expense. The increase in OREO expense was due mainly to declines in the fair value of OREO properties. The increases in employee benefits, mortgage loan servicing expense and impairment, equipment expense and net occupancy expense were mainly from the Carolina Financial acquisition. Partially offsetting the increases in noninterest expense was a decrease in data processing expense of $7.5 million, primarily due to a penalty of $9.7 million to terminate Carolina Financial’s data processing contract in the second quarter of 2020. The first nine months of 2020 also included $10.4 million in prepayment penalties on the early payoff of FHLB advances.

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On a linked-quarter basis, noninterest expense for the third quarter of 2021 increased $3.3 million, or 2%, from the second quarter of 2021 primarily due to an increase of $4.6 million in other expense. Within other expense, the largest drivers of the variance were increases in the expense for the reserve for unfunded commitments of $3.4 million primarily due to an increase in outstanding loan commitments and merger-related expenses of $662 thousand associated with the announced Community Bankers Trust acquisition. Partially offsetting the increases in other expense were decreases in employee compensation of $1.1 million and employee benefits of $1.3 million, primarily due to lower commissions, and associated taxes, related to mortgage banking production.

Income Tax Expense

For the third quarter of 2021, income tax expense was $23.6 million as compared to $29.0 million for the third quarter of 2020 primarily due to lower earnings and a lower effective tax rate. For the first nine months of 2021, income tax expense was $75.6 million as compared to $49.9 million for the first nine months of 2020 primarily due to higher earnings. On a linked-quarter basis, income tax expense decreased $851 thousand primarily due to lower earnings and a slightly lower effective tax rate. United’s effective tax rate was 20.4% for the third quarter of 2021, 21.8% for the third quarter of 2020 and 20.5% for the second quarter of 2021. For the first nine months of 2021 and 2020, United’s effective tax rate was 20.5% and 20.2%, respectively.

Regulatory Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.7% at September 30, 2021, while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.5%, 13.5% and 10.4%, respectively. The September 30, 2021 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

About United Bankshares, Inc.

As of September 30, 2021, United had consolidated assets of approximately $27.5 billion. United is the parent company of United Bank which has 222 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2021 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2021 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity, return on tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic, on United, its colleagues, the communities United serves, and the domestic and global economy; uncertainty in U.S .fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, reform of LIBOR; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the OCC, Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; risks relating to the merger with Community Bankers Trust, including the successful integration of operations of Community Bankers Trust; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES Washington, D.C. and Charleston, WV Stock Symbol: UBSI (In Thousands Except for Per Share Data)
	Three Months Ended		Nine Months Ended
EARNINGS SUMMARY:	September 2021	September 2020	September 2021	September 2020
Interest income	$194,080	$210,269	$599,923	$589,468
Interest expense	12,501	24,605	40,867	91,684

Net interest income	181,579	185,664	559,056	497,784
Provision for credit losses	(7,829)	16,781	(16,565)	89,811
Noninterest income	68,624	135,468	224,043	260,664
Noninterest expense	142,276	171,593	430,154	422,100

Income before income taxes	115,756	132,758	369,510	246,537
Income taxes	23,604	28,974	75,624	49,884

Net income	$92,152	$103,784	$293,886	$196,653

PER COMMON SHARE:
Net income:
Basic	$0.71	$0.80	$2.28	$1.68
Diluted	0.71	0.80	2.27	1.68
Cash dividends	$0.35	$0.35	1.05	1.05
Book value			34.29	32.89
Closing market price			$36.38	$21.47
Common shares outstanding:
Actual at period end, net of treasury shares			129,203,774	129,762,348
Weighted average-basic	128,762,815	129,373,154	128,716,450	116,876,402
Weighted average-diluted	128,960,220	129,454,966	128,934,282	116,944,594
FINANCIAL RATIOS:
Return on average assets	1.33%	1.56%	1.46%	1.12%
Return on average shareholders’ equity	8.23%	9.68%	8.95%	6.85%
Return on average tangible equity (non-GAAP)(1)	14.03%	16.94%	15.36%	12.19%
Average equity to average assets	16.18%	16.14%	16.27%	16.34%
Net interest margin	2.98%	3.18%	3.14%	3.21%

PERIOD END BALANCES:	September 30 2021	September 30 2020	December 31 2020	June 30 2021
Assets	$27,507,517	$25,931,308	$26,184,247	$27,190,926
Earning assets	24,415,973	22,903,067	23,172,403	24,129,532
Loans & leases, net of unearned income	16,743,629	17,930,231	17,591,413	16,888,001
Loans held for sale	493,299	812,084	718,937	576,827
Investment securities	3,646,065	3,007,263	3,186,184	3,511,501
Total deposits	21,822,609	20,251,539	20,585,160	21,567,391
Shareholders’ equity	4,430,766	4,267,441	4,297,620	4,393,713

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended				Nine Months Ended
	September 2021	September 2020	June 2021	March 2021	September 2021	September 2020
Interest & Loan Fees Income (GAAP)	$194,080	$210,269	$200,186	$205,657	$599,923	$589,468
Tax equivalent adjustment	1,059	1,046	1,075	1,047	3,181	2,846

Interest & Fees Income (FTE) (non-GAAP)	195,139	211,315	201,261	206,704	603,104	592,314
Interest Expense	12,501	24,605	13,669	14,697	40,867	91,684

Net Interest Income (FTE) (non-GAAP)	182,638	186,710	187,592	192,007	562,237	500,630
Provision for Credit Losses	(7,829)	16,781	(8,879)	143	(16,565)	89,811
Noninterest Income:
Fees from trust services	4,269	3,574	4,193	3,763	12,225	10,318
Fees from brokerage services	3,883	3,066	3,654	4,323	11,860	8,633
Fees from deposit services	9,888	9,320	9,396	8,896	28,180	25,332
Bankcard fees and merchant discounts	1,473	1,226	1,368	1,064	3,905	2,937
Other charges, commissions, and fees	703	715	775	759	2,237	1,843
Income from bank-owned life insurance	2,556	2,059	1,658	1,403	5,617	5,738
Income from mortgage banking activities	42,012	109,457	36,943	65,395	144,350	195,301
Mortgage loan servicing income	2,429	2,345	2,386	2,355	7,170	3,879
Net gain on the sale of bank premises	0	2,229	0	0	0	2,229
Net gains on investment securities	82	860	24	2,609	2,715	2,566
Other noninterest income	1,329	617	2,449	2,006	5,784	1,888

Total Noninterest Income	68,624	135,468	62,846	92,573	224,043	260,664

Noninterest Expense:
Employee compensation	67,459	84,455	68,557	72,412	208,428	197,660
Employee benefits	13,132	13,202	14,470	15,450	43,052	36,767
Net occupancy	10,339	10,944	10,101	10,941	31,381	30,324
Data processing	6,612	6,708	6,956	7,026	20,594	28,140
Amortization of intangibles	1,466	1,691	1,467	1,466	4,399	4,914
OREO expense	387	1,166	372	3,625	4,384	2,679
Equipment expense	7,286	5,616	5,830	6,044	19,160	14,465
FDIC insurance expense	1,920	2,700	1,800	2,000	5,720	7,882
Mortgage loan servicing expense and impairment	3,253	3,301	3,599	3,177	10,029	5,949
Prepayment penalties on FHLB borrowings	0	10,385	0	0	0	10,385
Other noninterest expense	30,422	31,425	25,799	26,786	83,007	82,935

Total Noninterest Expense	142,276	171,593	138,951	148,927	430,154	422,100

Income Before Income Taxes (FTE) (non-GAAP)	116,815	133,804	120,366	135,510	372,691	249,383
Tax equivalent adjustment	1,059	1,046	1,075	1,047	3,181	2,846

Income Before Income Taxes (GAAP)	115,756	132,758	119,291	134,463	369,510	246,537
Taxes	23,604	28,974	24,455	27,565	75,624	49,884

Net Income	$92,152	$103,784	$94,836	$106,898	$293,886	$196,653

MEMO: Effective Tax Rate	20.39%	21.82%	20.50%	20.50%	20.47%	20.23%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	September 2021 Q-T-D Average	September 2020 Q-T-D Average	September 30 2021	June 30 2021	December 31 2020	September 30 2020
Cash & Cash Equivalents	$4,132,702	$2,227,314	$4,033,561	$3,677,396	$2,209,068	$1,656,533
Securities Available for Sale	3,344,196	2,751,913	3,409,984	3,277,074	2,953,359	2,777,802
Less: Allowance for credit losses	0	0	0	0	0	0

Net available for sale securities	3,344,196	2,751,913	3,409,984	3,277,074	2,953,359	2,777,802
Securities Held to Maturity	1,020	1,235	1,020	1,020	1,235	1,235
Less: Allowance for credit losses	(31)	(14)	(27)	(31)	(23)	(21)

Net held to maturity securities	989	1,221	993	989	1,212	1,214
Equity Securities	11,735	10,033	11,984	11,507	10,718	10,255
Other Investment Securities	222,765	253,302	223,104	221,931	220,895	217,992

Total Securities	3,579,685	3,016,469	3,646,065	3,511,501	3,186,184	3,007,263

Total Cash and Securities	7,712,387	5,243,783	7,679,626	7,188,897	5,395,252	4,663,796

Loans held for sale	445,983	668,874	493,299	576,827	718,937	812,084
Commercial Loans & Leases	12,621,706	13,224,385	12,657,238	12,723,654	13,165,497	13,377,091
Mortgage Loans	2,916,877	3,542,829	2,884,542	2,946,352	3,197,274	3,345,048
Consumer Loans	1,221,578	1,258,803	1,229,552	1,251,646	1,259,812	1,245,381

Gross Loans	16,760,161	18,026,017	16,771,332	16,921,652	17,622,583	17,967,520
Unearned income	(31,288)	(39,391)	(27,703)	(33,651)	(31,170)	(37,289)

Loans & Leases, net of unearned income	16,728,873	17,986,626	16,743,629	16,888,001	17,591,413	17,930,231
Allowance for Loan & Leases Losses	(217,472)	(214,870)	(210,891)	(217,545)	(235,830)	(225,812)

Net Loans	16,511,401	17,771,756	16,532,738	16,670,456	17,355,583	17,704,419
Mortgage Servicing Rights	22,479	20,462	22,836	22,540	20,955	20,413
Goodwill	1,810,040	1,795,682	1,810,040	1,810,040	1,796,848	1,794,886
Other Intangibles	23,409	30,375	22,524	23,990	26,923	28,243
Operating Lease Right-of-Use Asset	68,373	70,920	75,593	66,635	69,520	72,789
Other Real Estate Owned	17,618	28,592	16,696	18,474	22,595	25,696
Other Assets	826,020	785,179	854,165	813,067	777,634	808,982

Total Assets	$27,437,710	$26,415,623	$27,507,517	$27,190,926	$26,184,247	$25,931,308

MEMO: Interest-earning Assets	$24,362,333	$23,424,890	$24,415,973	$24,129,532	$23,172,403	$22,903,067

Interest-bearing Deposits	$13,361,016	$12,951,290	$13,332,418	$13,283,937	$13,179,900	$12,946,792
Noninterest-bearing Deposits	8,471,744	7,178,769	8,490,191	8,283,454	7,405,260	7,304,747

Total Deposits	21,832,760	20,130,059	21,822,609	21,567,391	20,585,160	20,251,539
Short-term Borrowings	123,526	156,502	123,018	127,745	142,300	148,357
Long-term Borrowings	813,976	1,616,647	813,851	814,022	864,369	924,674

Total Borrowings	937,502	1,773,149	936,869	941,767	1,006,669	1,073,031
Operating Lease Liability	72,389	74,640	80,518	70,546	73,213	76,604
Other Liabilities	154,952	174,664	236,755	217,509	221,585	262,693

Total Liabilities	22,997,603	22,152,512	23,076,751	22,797,213	21,886,627	21,663,867

Preferred Equity	0	0	0	0	0	0
Common Equity	4,440,107	4,263,111	4,430,766	4,393,713	4,297,620	4,267,441

Total Shareholders’ Equity	4,440,107	4,263,111	4,430,766	4,393,713	4,297,620	4,267,441

Total Liabilities & Equity	$27,437,710	$26,415,623	$27,507,517	$27,190,926	$26,184,247	$25,931,308

MEMO: Interest-bearing Liabilities	$14,298,518	$14,724,439	$14,269,287	$14,225,704	$14,186,569	$14,019,823

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Nine Months Ended
Quarterly/Year-to-Date Share Data:	September 2021	September 2020	June 2021	March 2021	September 2021	September 2020
Earnings Per Share:
Basic	$0.71	$0.80	$0.73	$0.83	$2.28	$1.68
Diluted	$0.71	$0.80	$0.73	$0.83	$2.27	$1.68
Common Dividend Declared Per Share	$0.35	$0.35	$0.35	$0.35	$1.05	$1.05
High Common Stock Price	$37.12	$30.07	$42.50	$41.61	$42.50	$39.07
Low Common Stock Price	$31.74	$20.57	$36.19	$31.57	$31.57	$19.67
Average Shares Outstanding (Net of Treasury Stock):
Basic	128,762,815	129,373,154	128,750,851	128,635,740	128,716,450	116,876,402
Diluted	128,960,220	129,454,966	129,033,988	128,890,861	128,934,282	116,944,594
Common Dividends	$45,271	$45,414	$45,268	$45,254	$135,793	$126,434
Dividend Payout Ratio	49.13%	43.76%	47.73%	42.33%	46.21%	64.29%

EOP Share Data:	September 30 2021	September 30 2020	June 30 2021	March 31 2021
Book Value Per Share	$34.29	$32.89	$34.01	$33.54
Tangible Book Value Per Share (non-GAAP) (1)	$20.11	$18.84	$19.81	$19.38
52-week High Common Stock Price	$42.50	$40.70	$42.50	$41.61
Date	05/18/21	11/05/19	05/18/21	03/18/21
52-week Low Common Stock Price	$21.19	$19.67	$20.57	$20.57
Date	10/01/20	03/23/20	09/25/20	09/25/20
EOP Shares Outstanding (Net of Treasury Stock):	129,203,774	129,762,348	129,203,593	129,175,800
Memorandum Items:
EOP Employees (full-time equivalent)	2,986	3,137	3,012	3,033
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,430,766	$4,267,441	$4,393,713	$4,332,698
Less: Total Intangibles	(1,832,564)	(1,823,129)	(1,834,030)	(1,829,495)

Tangible Equity (non-GAAP)	$2,598,202	$2,444,312	$2,559,683	$2,503,203
÷ EOP Shares Outstanding (Net of Treasury Stock)	129,203,774	129,762,348	129,203,593	129,175,800
Tangible Book Value Per Share (non-GAAP)	$20.11	$18.84	$19.81	$19.38

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Nine Months Ended
	September	September	June	March	September	September
	2021	2020	2021	2021	2021	2020
Selected Yields and Net Interest Margin:
Net Loans and Loans held for sale	4.15%	4.17%	4.18%	4.26%	4.20%	4.30%
Investment Securities	1.71%	2.17%	1.87%	1.93%	1.83%	2.42%
Money Market Investments/FFS	0.26%	0.42%	0.24%	0.34%	0.28%	0.75%
Average Earning Assets Yield	3.18%	3.59%	3.37%	3.56%	3.37%	3.80%
Interest-bearing Deposits	0.29%	0.54%	0.33%	0.37%	0.33%	0.76%
Short-term Borrowings	0.54%	0.44%	0.54%	0.51%	0.53%	0.75%
Long-term Borrowings	1.23%	1.65%	1.22%	1.23%	1.23%	1.86%
Average Liability Costs	0.35%	0.66%	0.39%	0.42%	0.38%	0.92%
Net Interest Spread	2.83%	2.93%	2.98%	3.14%	2.99%	2.88%
Net Interest Margin	2.98%	3.18%	3.14%	3.30%	3.14%	3.21%
Selected Financial Ratios:
Return on Average Assets	1.33%	1.56%	1.41%	1.64%	1.46%	1.12%
Return on Average Shareholders’ Equity	8.23%	9.68%	8.69%	9.97%	8.95%	6.85%
Return on Average Tangible Equity (non-GAAP) (1)	14.03%	16.94%	14.95%	17.20%	15.36%	12.19%
Efficiency Ratio	56.86%	53.43%	55.72%	52.53%	54.93%	55.65%
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$92,152	$103,784	$94,836	$106,898	$293,886	$196,653
(b) Number of Days	92	92	91	90	273	274
Average Total Shareholders’ Equity (GAAP)	$4,440,107	$4,263,111	$4,378,898	$4,346,750	$4,389,087	$3,835,617
Less: Average Total Intangibles	(1,833,449)	(1,826,057)	(1,834,920)	(1,825,639)	(1,831,364)	(1,681,202)

(c) Average Tangible Equity (non-GAAP)	$2,606,658	$2,437,054	$2,543,978	$2,521,111	$2,557,723	$2,154,415
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 or 366 / (c)	14.03%	16.94%	14.95%	17.20%	15.36%	12.19%

Selected Financial Ratios:	September 30 2021	December 31 2020	September 30 2020	June 30 2021	March 31 2021
Loans & Leases, net of unearned income / Deposit Ratio	76.73%	85.46%	88.54%	78.30%	81.16%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.26%	1.34%	1.26%	1.29%	1.33%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.41%	1.45%	1.35%	1.41%	1.45%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.23%	0.36%	0.40%	0.24%	0.28%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.09%	0.08%	0.07%	0.08%	0.09%
Non-performing Loans/ Loans & Leases, net of unearned income	0.54%	0.75%	0.85%	0.61%	0.67%
Non-performing Assets/ Total Assets	0.39%	0.59%	0.69%	0.45%	0.50%
Primary Capital Ratio	16.82%	17.22%	17.23%	16.89%	16.80%
Shareholders’ Equity Ratio	16.11%	16.41%	16.46%	16.16%	16.03%
Price / Book Ratio	1.06x	0.97x	0.65x	1.07x	1.15x
Price / Earnings Ratio	12.76x	11.35x	6.70x	12.42x	11.63x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES Washington, D.C. and Charleston, WV Stock Symbol: UBSI (In Thousands Except for Per Share Data)
	Three Months Ended				Nine Months Ended
	September	September	June	March	September	September
Mortgage Banking Segment Data:	2021	2020	2021	2021	2021	2020
Applications	$1,893,870	$3,460,687	$2,029,846	$2,630,426	$6,554,142	$7,703,695
Loans originated	1,385,871	2,071,717	1,658,128	1,910,619	4,954,618	4,668,963
Loans sold	$1,470,928	$1,898,539	$1,877,772	$1,817,884	$5,166,584	$4,327,994
Purchase money % of loans closed	69%	48%	69%	43%	59%	46%
Realized gain on sales and fees as a % of loans sold	3.00%	4.26%	2.90%	4.16%	3.37%	3.30%
Net interest income	$2,367	$2,740	$2,871	$2,650	$7,888	$5,935
Other income	45,023	110,900	39,765	67,507	152,295	203,103
Other expense	31,787	43,417	36,391	41,183	109,361	99,435
Income taxes	3,179	14,823	1,280	5,940	10,399	22,042
Net income	$12,424	$55,400	$4,965	$23,034	$40,423	$87,561

		September 30	December 31	September 30	June 30	March 31
Period End Mortgage Banking Segment Data:		2021	2020	2020	2021	2021
Locked pipeline		$648,706	$989,640	$1,398,898	$660,258	$979,842
Balance of loans serviced		$3,723,206	$3,587,953	$3,551,157	$3,674,023	$3,585,890
Number of loans serviced		25,583	25,614	25,813	25,526	25,443

		September 30	December 31	September 30	June 30	March 31
Asset Quality Data:		2021	2020	2020	2021	2021
EOP Non-Accrual Loans		$37,689	$62,718	$71,312	$41,182	$48,985
EOP 90-Day Past Due Loans		14,827	13,832	12,583	14,135	15,719
EOP Restructured Loans (1)		37,752	55,657	68,381	47,271	51,529

Total EOP Non-performing Loans		$90,268	$132,207	$152,276	$102,588	$116,233
EOP Other Real Estate Owned		16,696	22,595	25,696	18,474	18,690

Total EOP Non-performing Assets		$106,964	$154,802	$177,972	$121,062	$134,923

	Three Months Ended				Nine Months Ended
	September	September	June	March	September	September
Allowance for Loan Losses:	2021	2020	2021	2021	2021	2020
Beginning Balance	$217,545	$215,121	$231,582	$235,830	$235,830	$77,057
Cumulative Effect Adjustment for CECL	0	0	0	0	0	57,442

	217,545	215,121	231,582	235,830	235,830	134,499
Initial allowance for acquired PCD loans	0	0	0	0	0	18,635
Gross Charge-offs	(2,004)	(8,468)	(6,131)	(6,957)	(15,092)	(22,863)
Recoveries	3,173	2,820	910	2,415	6,498	6,183

Net Recoveries (Charge-offs)	1,169	(5,648)	(5,221)	(4,542)	(8,594)	(16,680)
Provision for Loan & Lease Losses	(7,823)	16,339	(8,816)	294	(16,345)	89,358

Ending Balance	210,891	225,812	217,545	231,582	210,891	225,812
Reserve for lending-related commitments	25,191	15,960	20,897	20,024	25,191	15,960

Allowance for Credit Losses (2)	$236,082	$241,772	$238,442	$251,606	$236,082	$241,772

Notes:

(1)

Restructured loans with an aggregate balance of $24,662, $53,665, $32,471, $38,023 and $41,185 at September 30, 2021, September 30, 2020, June 30, 2021, March 31, 2021 and December 31, 2020, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. A restructured loan with a balance of $46 thousand at June 30, 2021 was 90 days past due, but not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.